Exhibit 99.1

CONTACT:	Investors and Media: Felix Veksler

Senior Director, Investor Relations

ir@monro.com

FOR IMMEDIATE RELEASE

Monro, Inc. Publishes Fourth Annual Environmental, Social, and Governance (ESG) Report

Publication features focus on governance improvements, Teammate initiatives and energy efficiency.

ROCHESTER, NY – June 18, 2024 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, has released its fourth annual report dedicated to how environmental, social, and governance (ESG) factors are integrated into its corporate decision making and strategy. The publication, “2024 ESG Report,” covers efforts for fiscal year 2024.

This document highlights Monro’s ongoing efforts to foster an inclusive and thriving culture for its Teammates, deliver world-class service to its Guests, positively impact the communities where it operates, and make sustainable decisions for the environment.

“By investing in our Teammates and providing exceptional service to our Guests – both factors that drive our business – we are building a more resilient Monro that creates sustainable value for all our stakeholders,” said Mike Broderick, Monro’s President and Chief Executive Officer. “We are excited about the opportunities that lie ahead, and we thank you for your continued support and partnership as we work to build a stronger and more responsible business.”

The report addresses Monro’s recent progress and notable highlights:

•	Completed its first ESG materiality analysis through engagement with investors, the Board, and leaders across our stores and in management.

•	Continued investment in Teammate engagement, development, and safety through new feedback and training sessions for District Managers and improvements to safety training and reporting processes.

•	Progressed in a community engagement strategy that leverages partnerships, Guest involvement, and Teammate engagement to deliver meaningful support to Monro communities.

•	Made progress towards our goal of 100% LED lighting in stores by 2028.

Monro’s “2024 ESG Report” maps to certain metrics of the Sustainability Accounting Standards Board’s (SASB) Multiline & Specialty Retailers and Auto Parts industries.

The publication is available on Monro’s corporate website at https://corporate.monro.com/esg/default.aspx.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires, and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated about $1.3 billion in sales in fiscal 2024, and it continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit https://corporate.monro.com/.

Source: Monro, Inc.

MNRO-Corp